Exhibit 99.2

NEWS RELEASE	OLD NATIONAL BANCORP

FOR IMMEDIATE RELEASE –	Old National Contacts:
March 14, 2016	Media Relations Kathy A. Schoettlin – (812) 465-7269/(812) 319-2711

Becky Skillman named Old National Bancorp Lead Director; Bob Jones to become Chairman

•	Changes to become effective at Old National’s Annual Meeting of Shareholders, May 12th in Evansville

•	Prompted by Old National Chairman Larry Dunigan’s decision not to stand for re-election

•	Former Ind. Lt. Governor, Skillman was elected to the Old National Corporate Board in June 2013

•	As Lead Director, Skillman will serve as liaison between the Chairman and independent, non-management Board directors and chair the Corporate Governance and Nominating Committee

Evansville, Ind. (March 14, 2016) – On March 14, 2016, the Old National Bancorp Board of Directors appointed Becky Skillman as Lead Director of the Old National Board, effective upon the commencement of the Annual Meeting of Shareholders of Old National on May 12, 2016. This change was prompted by Chairman Larry Dunigan’s decision not to stand for reelection at this annual meeting.

“My 34 years as a director of Old National has been an outstanding experience for me and one that I will treasure,” said Dunigan. “I have tremendous confidence that Becky Skillman and Bob Jones will provide the leadership that takes the company to even greater heights.”

Also on March 14, 2016, the Old National Board elected Old National CEO Bob Jones as Board Chairman, effective at the commencement of the Annual Meeting of Shareholders of Old National on May 12, 2016.

As Lead Director, Skillman will chair the Corporate Governance and Nominating Committee of the Board; serve as a liaison between the Chairman and the independent, non-management members of the Board; and preside at all meetings at which the Chairman is not present, including executive sessions of non-management, independent directors. She was elected to the Old National Board in June 2013. Formerly the two-term Lt. Governor of Indiana, she currently serves as CEO of Radius Indiana, an economic development company focusing on South Central Indiana.

“In her three years of Board service, Becky has consistently demonstrated her skills as a highly collaborative and innovative leader and team builder,” said Old National CEO Bob Jones, noting that Skillman has been an integral member of both the Enterprise Risk Committee and the Compensation and Management Development Committee of the Old National Board. “While certainly it’s difficult to replace a passionate, selfless servant leader like Larry Dunigan, I’m confident that our company is in exceptional hands with Becky as our Lead Director,” Jones continued.

About Old National
Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana. With $12.0 billion in assets, it ranks among the top 100 banking companies in the U.S. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Kentucky and Michigan. In addition to providing extensive services in retail and commercial banking, investments and brokerage, Old National’s Wealth Management Division is a Top 100 Fiduciary. Old National also owns Old National Insurance, one of the 100 largest brokers in the U.S. For more information and financial data, please visit Investor Relations at oldnational.com.

• 30 -